Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated September 10, 2004 and July 5, 2005 as to the effects of the restatement discussed in Note 7 accompanying the consolidated financial statements and schedules included in the amended Annual Report of Precision Auto Care, Inc. on Form 10-KSB/A for the years ended June 30, 2004 and 2003.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Precision Auto Care, Inc. on Forms S-8 (File No. 333-47165, effective March 2, 1998; File No. 333-47169, effective March 2, 1998; File No. 333-47171, effective March 2, 1998; File No. 333-49097, effective April 1, 1998; File No. 333-85877, effective August 25, 1999; File No. 333-85879, effective August 25, 1999 and File No. 333-39226, effective June 14, 2000).

/s/GRANT THORNTON LLP
Vienna, Virginia
September 10, 2004, except with respect to the matter discussed in Note 7 as to which the date is July 5, 2005